Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into between CARL D. BLANDINO, an individual residing in Westport, CT (“Executive”) and DILIGENT BOARD MEMBER SERVICES, INC., a Delaware corporation, having its principal executive office at 1385 Broadway, 19th Floor, New York, NY 10018 (“Employer”).

RECITALS:

A.                                    Employer and Executive entered into an employment agreement dated as of May 15, 2013 (the “Employment Agreement”);

B.                                    Executive serves as Chief Financial Officer and Executive Vice President of Employer;

C.                                    Employer and Executive have mutually agreed to Executive’s resignation as Chief Financial Officer and Executive Vice President, effective as of the later of the close of business on the day immediately following (i) May 15, 2014 or (ii) filing of Employer’s Annual Report on Form 10-K for 12/31/13 and Quarterly Reports on Form 10-Q for 6/30/13 and 9/30/13 (such later date, the “Transition Start Date”);

D.                                    Commencing on the Transition Start Date, Executive will resign as Chief Financial Officer and Executive Vice President and will continue to provide transition services to support Employer in its accounting and financial reporting functions for a period of seventy-five (75) days (the “Transition Period”);

E.                                     Following the Transition Period, Executive will provide services as a consultant on a part time basis for a six month period (the “Consulting Period”); and

F.                                      Employer and Executive desire to enter into this Agreement to set forth the terms of their respective rights and obligations with respect to the period from the date hereof until the Transition Start Date, the Transition Period, and the separation of Executive’s employment and services with Employer.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Defined Terms.  All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

2.                                      Separation of Employment.  Employer and Executive agree that termination of Executive’s employment by mutual agreement and Executive’s resignation as Chief Financial Officer and Executive Vice President shall be effective on the Transition Start Date.  Accordingly, Executive acknowledges and understands that the Employment Agreement and his employment with Employer under the Employment Agreement automatically will terminate at the close of business on the Transition Start Date and that his last day of employment with Employer pursuant to the Employment Agreement or otherwise will be the Transition Start Date.  Effective as of the Transition Start Date, Executive shall be deemed to have resigned from all positions as provided by and in accordance with Section 5.4 of the Employment Agreement.  Executive further acknowledges that, except as otherwise set forth in this Agreement, Executive will have received all compensation and benefits to which Executive is entitled as a result of the Employment Agreement, the termination of the Employment Agreement or otherwise as a result of Executive’s employment with Employer and/or Executive’s separation therefrom.

3.                                      Initial Period.

(A)                               During the period beginning on the date of this Agreement and ending on the Transition Start Date (the “Initial Period”), Executive shall continue to report to work on a full-time basis and perform the duties described in Section 2.2 of the Employment Agreement.  At all times during the Initial Period, Executive will be required to comply with all provisions of the Employment Agreement and Employer’s policies and procedures.

(B)                               During the Initial Period, Executive shall (i) remain on Employer’s payroll and continue to be paid Executive’s base salary at a rate of $315,000 per annum in accordance with Employer’s customary payroll practices, and (ii) be entitled to participate in Employer’s then-current benefit plans and programs to the extent and on the same basis that Executive participated in such plans and programs prior to the Initial Period.

(C)                               Upon the Transition Start Date, the Company will pay to Executive the Accrued Obligations.  Employer will pay Executive his accrued 2013 bonus of $98,500 on the next business day following the date of filing of Employer’s Annual Report on Form 10-K for the fiscal year ended 12/31/13 and Quarterly Reports on Form 10-Q for the fiscal quarters ended 6/30/13 and 9/30/13 (the “Filing Date”), provided that Executive remains employed on the Filing Date.  No amount will be paid with respect to a 2014 bonus.  Employer’s obligations under this Section 3(C) are not contingent upon Executive’s execution, delivery and non-revocation of this Agreement, the Release or the Reaffirmation (as defined below).

(D)                               Executive will not exercise any portion of the Option to the extent vested and exercisable, at any time during the Initial Period, the Transition Period or the Consulting Period and, if the Release (as defined below) becomes effective, will forfeit and waive all rights to the Option, the Restricted Share Units, and any other equity award of Employer.

4.                                      Transition Period.  During the Transition Period, Executive shall make himself reasonably available to Employer as requested by Employer, on up to a full time basis, via e-mail, telephone and/or in person at mutually acceptable times, to provide additional services with respect to the Employer’s accounting and financial reporting functions, facilitate the transition of his duties and/or consult with Employer with respect to business issues and other matters (the “Duties”).  However, the Employer acknowledges that the Executive will be on vacation from June 25, 2014 to July 15, 2014 and will only be available on a limited basis by phone or e-mail. In consideration of performing the Duties, Executive will be entitled to receive an aggregate of

$52,500 based on the full seventy-five (75) day contemplated Transition Period, payable in equal installments in accordance with Employer’s customary payroll practices.  Executive and Employer agree that in furnishing services during the Transition Period, Executive will have no authority to act on behalf of Employer (or any of its affiliates) or bind Employer (or any of its affiliates).  During the Transition Period, unless otherwise required by applicable law as determined by Employer, Executive will not be considered to have employee status for federal or state tax purposes, for purposes of employee benefit plans or other benefits applicable to Employer’s Executives generally or for any other purposes.  During the Transition Period, unless Employer determines it is required to do so, Employer shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-employee relationship, and Executive expressly waives any right to such participation or coverage.  Unless given notice by Employer that he is not required to do so, Executive agrees that Executive shall make such contributions and pay applicable taxes, and hereby agrees to indemnify and hold harmless the Released Parties (as defined in the Mutual Release Agrement) from and against any costs, fees, damages or penalties assessed against any of the Released Parties by virtue of Executive’s failure to make such contributions or payments.  Executive also understands and agrees that the consulting services to be provided by Executive pursuant to this Section 4 shall be provided on an as-needed basis and at mutually acceptable times and that Employer, shall determine its need, if any, for the consulting services.

5.                                      Consulting Period.  During the Consulting Period, Executive shall make himself reasonably available to Employer, via e-mail, telephone and/or in person at mutually acceptable times, to provide additional services with respect to the Duties on a part-time basis of up to two (2) hours per month for no additional compensation, and Employer agrees to compensate Executive at an hourly rate of $500 per hour for hours above two (2) hours per month.  Employer acknowledges that Executive will not be foreclosed from accepting other employment during the Consulting Period. Executive and Employer agree that in furnishing services during the Consulting Period, Executive will be acting as an independent contractor and, accordingly, Executive will have no authority to act on behalf of Employer (or any of its affiliates) or bind Employer (or any of its affiliates).  During the Consulting Period, Executive will not be considered to have employee status for federal or state tax purposes, for purposes of employee benefit plans or other benefits applicable to Employer’s employees generally or for any other purposes.  During the Consulting Period, Employer shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-employee relationship, and Executive expressly waives any right to such participation or coverage.  Executive agrees that Executive shall make such contributions and pay applicable taxes, and hereby agrees to indemnify and hold harmless the Released Parties from and against any costs, fees, damages or penalties assessed against any of the Released Parties by virtue of Executive’s failure to make such contributions or payments.  Executive also understands and agrees that the consulting services to be provided by Executive pursuant to this Section 5 shall be provided on an as-needed basis and at mutually acceptable times and that Employer, shall determine its need, if any, for the consulting services.

6.                                      Mutual Release. On, or within 3 business days following (but not before) the Transition Start Date, Executive and Employer shall execute and deliver to each other the Mutual Release

Agreement in form and substance identical to Exhibit A attached hereto and made a part hereof (the “Release”).

7.                                      Payments.

(A)                               In consideration of Executive’s execution, delivery and non-revocation of this Agreement and the Release, Employer shall pay to Executive a severance payment (the “Severance Payment”) in the aggregate amount of $157,500. Employer shall pay the Severance Payment to Executive in a lump sum, subject to applicable withholdings and other customary payroll deductions, on the 8th day after Executive’s execution and delivery of the Release, subject to the Release becoming effective and non-revocable.

(B)                               In consideration of Executive’s execution, delivery and non-revocation of this Agreement and the Release, Employer shall pay to Executive $110,000 (the “RSU Payment”).  Employer shall pay the RSU Payment to Executive in a lump sum, subject to applicable withholdings and other customary payroll deductions, on the 8th day after Executive’s execution and delivery of the Release, subject to the Release becoming effective and non-revocable.

(C)                               In consideration of Executive’s execution, delivery and non-revocation of this Agreement, the Release and the Reaffirmation (as defined below), Employer shall pay Executive a final retention bonus of $50,000 (the “Final Retention Bonus”).  The Final Retention Bonus shall be payable in a lump sum on the date following the 8th day after Executive’s execution and delivery of the Reaffirmation to Employer.

(D)                               As material conditions to Executive’s receipt of the Severance Payment and the RSU Payment, Executive shall: (i) execute and deliver to Employer the Release annexed hereto on, or within 3 business days following (but not before), the Transition Start Date; (ii) not revoke the Release, (iii) remain employed through the Transition Start Date.

(E)                                As material conditions to Executive’s receipt of the Final Retention Bonus, Executive shall: (i) execute and deliver to Employer a reaffirmation of the Release (the “Reaffirmation”) on, or within 3 business days following (but not before), the last day of the Transition Period, and (ii) not revoke the Reaffirmation.

(F)                                 Executive acknowledges that Executive is not entitled to any post-termination payment (other than as set forth in Section 3 or 4) pursuant to the Employment Agreement or otherwise.  Each of Employer and Executive acknowledge that nothing in this Agreement shall be deemed to be an admission of liability on the part of Executive or any of the Released Parties.  Executive and the Employer agree that, except as specifically set forth in this Agreement, both will not seek anything further from the other.

8.                                      Surviving Covenants.  Executive understands and agrees that, notwithstanding the termination of the Employment Agreement and the separation of Executive’s employment with Employer, Executive’s obligations pursuant to Article 6 of the Employment Agreement (the “Surviving Covenants”) and the Directors and Officers Indemnity Agreement dated July 11, 2013 survive the termination of the Employment Agreement and his separation of employment and remain in full force and effect as set forth therein.

9.                                      Cooperation With Investigations/Litigation.  Executive agrees, upon Employer’s request, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with Employer. Executive will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony.  Employer will, to the extent permitted by law and applicable court rules, reimburse Executive for his reasonable time at the rate of $500 per hour to the extent Executive’s participation was requested by the Company and will pay out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides reasonably satisfactory documentation of the expenses.

10.                               Company Property.  Without limitation of Executive’s obligations pursuant to the Surviving Covenants, Executive agrees that on or prior to the start date of the Consulting Period, Executive shall return to Employer all of Employer’s and its affiliates’ property in Executive’s possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare.  Executive shall not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents.

11.                               General Provisions.  The provisions of Article 7 of the Employment Agreement (other than Section 7.2 and 7.12 thereof) shall apply to this Agreement and are incorporated by reference herein.

12.                               Section 409A

(A)                               This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of payment. Executive understands that any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.

(B)                               All reimbursements, if any, provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(C)                               The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

13.                               Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  Employer shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his employment with Employer, or any amounts which might have been earned by Executive in other employment had he sought such other employment.

14.                               Legal Fees.  Employer shall reimburse Executive’s reasonable legal fees in connection with negotiation and preparation of this Agreement, not to exceed $10,000.

[signature page follows]

Agreed to and accepted on this 29th day of April, 2014.

Witness:	EXECUTIVE:

/s/ Carl D. Blandino
Carl Blandino

Agreed to and accepted on this 29th day of April, 2014.

EMPLOYER:

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Alessandro Sodi
Name: Alessandro Sodi
Title: President and CEO

EXHIBIT A

MUTUAL GENERAL RELEASE AGREEMENT

THIS MUTUAL GENERAL RELEASE AGREEMENT (this “Release”) is being executed and delivered by CARL D. BLANDINO (“Executive”) and Diligent Board Member Services, Inc. (“Employer”).  Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, Executives, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective Executive benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release as the “Released Parties.”

RECITALS:

A.                                    Employer and Executive entered into that certain Transition Agreement dated as of April 29, 2014 (the “Transition Agreement”) by which Executive and Employer mutually acknowledged and agreed that Executive’s employment with Employer will terminate effective as of the later of the close of business on the day immediately following (i) May 15, 2014 or (ii) the filing of Employer’s Annual Report on Form 10-K for the fiscal year ended 12/31/13 and Quarterly Reports on Form 10-Q for the fiscal quarters ended 6/30/13 and 9/30/13 (the “Transition Start Date”);

B.                                    Executive and Employer agreed in the Transition Agreement to execute and deliver to each other this Release on or within 3 business days following the Transition Start Date; and

C.                                    Capitalized terms used but not defined in this Release shall have the meaning set forth in the Transition Agreement.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Executive General Release of the Released Parties.  In consideration of the promises and covenants made in the Transition Agreement, including but not limited to, the Severance Payment and RSU Payment set forth in Section 7 of the Transition Agreement, Executive (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Release to Employer.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New York, Delaware or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the Delaware Discrimination in Employment Law, and the Delaware Handicapped Persons Employment Protections Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional; provided, however, “Claims” shall not include claims to payments, benefits and other rights specifically provided to Executive pursuant to the terms of the Transition Agreement.  This Section 1 releases all Claims including those of which Executive is not aware and those not mentioned in this Release.  Executive specifically releases any and all Claims arising out of the Employment Agreement or the termination thereof and Executive’s employment with Employer or termination therefrom.  Executive expressly acknowledges and agrees that, by entering into this Release, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Release to Employer.  Executive hereby forfeits, waives and agrees to extinguish any rights he may have with respect to stock options, restricted stock units or other equity incentive compensation that may have been awarded to Executive by Employer, including without limitation the award of options to purchase 260,000 shares of common stock granted on May 15, 2013 pursuant to a Stock Option Award Agreement and the award of 110,000 restricted share units pursuant to a Restricted Share Unit Award Agreement attached to the Employment Agreement (and as yet not effective).  It is understood and agreed that the foregoing general release of Claims does not waive any of the following rights of Executive: (v) to enforce the terms of this Release and the Transition Agreement; (w) to pursue Claims that may arise after the date that Executive executes and delivers this Release to Employer; (x) to pursue compulsory counterclaims and defenses directly related to Claims that Executive has not waived pursuant to this Release; (y) to pursue Claims which Executive may not release pursuant to applicable laws and regulations; and (z) to enforce his rights to directors’ and officers’ indemnification pursuant to Employer’s charter document or Executive’s Directors and Officers Indemnity Agreement dated July 11, 2013.

2.                                      Employer General Release.  In consideration of the promises and covenants made in the Separation Agreement, including but not limited to, Executive’s release of the Released Parties set forth in Section 1 above), Employer hereby irrevocably and unconditionally releases and forever discharges Executive (and his heirs, executors, administrators, trustees, legal representatives, successors and assigns) from any and all claims, suits, debts, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character whatsoever, in law or in equity, which Employer ever had, now has, or hereafter may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the date of the Transition Agreement, including, without limitation, all statutory, common law, contractual, constitutional and other claims that Employer may have, or in the future may possess, arising out of (i) the Employee’s employment relationship with and service as an employee, officer or director of Employer or any subsidiaries or affiliated companies and the termination of such relationship or service (including, without limitation, the Employment Agreement) and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of Employer’s execution and delivery of this Release to Executive. This Section 2 releases all such claims, suits, debts, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities including those of which Employer is not aware and those not mentioned in this Release.  It is agreed and understood that the foregoing general release does not waive any of the following rights of Employer: (v) to enforce the terms of this Release and the Transition Agreement; (w) to pursue claims arising from actions taken after the date of Employer’s execution and delivery of this Release to Executive; (x) to pursue compulsory counterclaims and defenses directly related to claims that the Employer has not waived pursuant to this Release; (y) to pursue claims which Employer may not release pursuant to applicable laws and regulations; and (z) to pursue claims arising out of any act or omission of Executive involving or arising from Executive’s willful misconduct, gross negligence or material act of fraud, deceit or theft with respect to Employer.

3.                                      Acknowledgments.  Employer and Executive acknowledge and agree that:

(A)  By entering into this Release, Executive does not waive any rights or Claims (including, without limitation, Claims arising under ADEA) that may arise after Executive’s execution and delivery of this Release to Employer.  By entering into this Release, Employer also does not waive any rights or claims that may arise after the date of Employer’s execution and delivery of this Release to Executive;

(B)  This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency.  Accordingly, nothing in this Release shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Release to the contrary, nothing in this Release shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Release; and

(D) Nothing in this Release shall be deemed a waiver or release of, or preclude Executive from exercising, Executive’s rights, if any (i) under Section 601-608 of the Executive Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) Employer’s 401(k) plan.

4.                                      Opportunity For Review.

(A)                               Executive is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Release.  Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Release, (ii) has read this Release, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Release of Executive’s own free will and volition, (vi) has duly executed and delivered this Release, (vii) has been advised and encouraged by Employer to consult with Executive’s own independent counsel before signing this Release, (viii) has had the opportunity to review this Release with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that Executive has been given at least twenty-one (21) days to review this Release before signing this Release and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Release and (x) understands that this Release is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B)                               This Release shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (c/o Corporate Secretary) by Executive.  The parties hereto understand and agree that Executive may revoke this Release after having executed and delivered it to Employer (c/o Corporate Secretary), in writing, provided such writing is received by Employer no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Release to Employer.  If Executive revokes this Release, it shall not be effective or enforceable and Executive shall not be entitled to receive the Severance Payment, the RSU Payment or the Final Consulting Payment as set forth in the Transition Agreement.

5.                                      Representations; Covenant Not to Sue.  Executive hereby represents and warrants that (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Release, and (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties.  Except as set forth in Section 3 above, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Executive in this Release.

6.                                      Amendment; Entire Agreement.  The provision of this Release may be amended, waived or canceled only by mutual agreement of the parties in writing.  Except as otherwise noted in the Transition Agreement, The Directors and Officers Indemnity Agreement, this Release and the Transition Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

7.                                      Governing Law.  This Release shall be governed and construed in accordance with the laws of the State of New York without reference to choice of law rules.

8.                                      Headings.  All captions and section headings used in this Release are for convenient reference only and do not form a part of this Release.

9.                                      Counterparts.  This Release may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.  The parties agree that signatures delivered via facsimile, electronic mail (including pdf) or other transmission method shall be deemed to have been duly and validly delivered, are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of original signatures.

10.                               Binding Effect.  This Release shall be binding upon and inure to the benefit Employer, the Released Parties and their respective heirs, representatives, successors and assigns.

[signature page follows]

Agreed to and accepted on this          day of                     , 2014.

Witness:	EXECUTIVE:

Carl Blandino

Agreed to and accepted on this          day of                       , 2014.

EMPLOYER:

DILIGENT BOARD MEMBER SERVICES, INC.

By: